Registration No. __________

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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QUEST DIAGNOSTICS INCORPORATED
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

16-1387862
(I.R.S. Employer
Identification No.)

500 Plaza Drive
Secaucus, New Jersey 07094
(Address of principal executive office)

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AMENDED AND RESTATED QUEST DIAGNOSTICS INCORPORATED
EMPLOYEE LONG-TERM INCENTIVE PLAN
(Full title of the Plan)

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Sean D. Mersten
Quest Diagnostics Incorporated
500 Plaza Drive
Secaucus, New Jersey 07094
(201) 729-7920

(Name, address, including zip code, and telephone
number, including area code, of agent for service)
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

    This registration statement on Form S-8 is being filed for the purpose of registering an additional 7,600,000 shares of common stock, $0.01 par value per share, of Quest Diagnostics Incorporated (the “Corporation”) issuable pursuant to the Amended and Restated Quest Diagnostics Incorporated Employee Long-Term Incentive Plan (the “Plan”). The shares registered on this Registration Statement are in addition to the 5,250,000 shares previously registered on a Registration Statement on Form S-8 filed in connection with the Plan on October 28, 2009 (File No. 333-162711), the additional 7,000,000 shares previously registered on a Registration Statement on Form S-8 filed on October 24, 2012 (File No. 333-184580), the additional 10,500,000 shares previously registered on a Registration Statement on Form S-8 filed on November 2, 2015 (File No. 333-207746) and the additional 8,300,000 shares previously registered on a Registration Statement on Form S-8 filed on October 25, 2019 (File No. 333-234328). In accordance with Instruction E to the General Instructions to Form S-8, the contents of the earlier Registration Statements are incorporated by reference and made part of this Registration Statement.

Part II
Information Required in the Registration Statement

Item 6.	Indemnification of Directors and Officers.

Limitation on Liability of Directors

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provisions shall not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation. No such provision shall eliminate or limit the liability of a director or officer for any act or omission occurring before the date when such provision becomes effective. Pursuant to authority conferred by the DGCL, Paragraph 11 of our Restated Certificate of Incorporation (the “Certificate”) eliminates the personal liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty, including, without limitation, directors serving on committees of our board of directors. Directors remain liable for (1) any breach of the duty of loyalty to us or our stockholders, (2) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (3) any violation of Section 174 of the DGCL, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances, and (4) any transaction from which directors derive an improper personal benefit.

Indemnification and Insurance

In accordance with Section 145 of the DGCL, which provides for the indemnification of directors, officers, and employees under certain circumstances, Section 7.01 of our Amended and Restated By-Laws (the “By-Laws”) and Section 11 of our Certificate each grant the Corporation’s officers and directors a right to indemnification, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) for all expenses, liabilities and losses reasonably incurred by each director or officer who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, and such indemnification shall continue as to former directors and officers and shall inure to the benefit of such directors’ and officers’ heirs, executors and administrators; provided, however, that, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by the person seeking indemnification will be granted only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Our By-laws and our Certificate also each provide that officers and directors of the Corporation covered by this indemnification provision shall be entitled to receive advancement of such expenses prior to the final disposition of the proceeding; provided, however, that such advances will only be made upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under such provisions of our By-Laws or Certificate or otherwise.

Our By-Laws and our Certificate further provide that the indemnification set forth in each document shall not limit or exclude any rights, indemnities or limitations of liability to which any such officer or director may otherwise be entitled, whether as a matter of law, by agreement, vote of the stockholders or disinterested directors of the Corporation, under either of the Certificate of Incorporation or the By-Laws, or otherwise.

Each of our By-Laws and our Certificate further provides that the Corporation may maintain insurance to protect itself and its officers and directors against such loss, expense and liability, and such insurance shall be effective whether or not the Corporation would have the power to provide to such person the indemnification set forth under the DGCL. The Corporation intends to maintain insurance coverage for its officers and directors as well as insurance coverage to reimburse the Corporation for potential costs of its corporate indemnification of directors.

Our By-Laws further provide that should any repeal or modification of any of the provisions of Section 7.01 occur, such changes would not adversely affect any right or protection of any director, officer or other person in respect of any proceeding arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification.

Additional Rights

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, the Corporation has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8. Exhibits

Exhibit Number     Exhibit
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4.1     Amended and Restated Quest Diagnostics Incorporated Employee Long-Term Incentive Plan as amended May 17, 2023 (filed as an Exhibit to the Corporation's quarterly report on Form 10-Q for the quarter ended June 30, 2023 (Date of Report: July 27, 2023) and incorporated herein by reference (Commission File Number 001-12215)

4.2    Restated Certificate of Incorporation (filed as an Exhibit to the Corporation's quarterly report on Form 10-Q for the quarter ended September 30, 2022 (Date of Report: October 21, 2022) and incorporated herein by reference) (Commission File Number 001-12215)

4.3    Amended and Restated By-Laws of the Company, as amended November 14, 2022 (filed as an Exhibit to the Corporation's current report on Form 8-K (Date of Report: November 14, 2022) and incorporated herein by reference) (Commission File Number 001-12215)

5.1*     Opinion of Shearman & Sterling, LLP

23.1*     Consent of Independent Registered Public Accounting Firm

23.2*    Consent of Shearman & Sterling LLP (included in the Opinion filed as Exhibit 5.1 to this Registration Statement)

24.1*     Power of Attorney (included on signature page)

107*    Calculation of Filing Fee Table

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*Filed herewith.

SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Secaucus, State of New Jersey, on October 27, 2023.

Quest Diagnostics Incorporated

By: /s/ James E. Davis James E. Davis
Chairman, Chief Executive Officer and President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 27, 2023 by the following persons in the capacities indicated.

POWER OF ATTORNEY
    Each individual whose manual signature appears below constitutes and appoints Michael E. Prevoznik and Sean D. Mersten, and each of them singly, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, any related registration filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or any of them or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Signatures	Capacity
/s/ James E. Davis James E. Davis	Chairman, Chief Executive Officer and President
/s/ Sam A. Samad Sam A. Samad	Executive Vice President and Chief Financial Officer
/s/ Michael J, Deppe Michael J. Deppe	Senior Vice President, Corporate Controller and Chief Accounting Officer
/s/ Luis A. Diaz, Jr., M.D. Luis A. Diaz, Jr., M.D.	Director
/s/ Tracey C. Doi Tracey C. Doi	Director
/s/ Vicky B. Gregg Vicky B. Gregg	Director
/s/ Wright L. Lassiter, III Wright L. Lassiter, III	Director
/s/ Timothy L. Main Timothy L. Main	Director
/s/ Denise M. Morrison Denise M. Morrison	Director
/s/ Gary M. Pfeiffer Gary M. Pfeiffer	Director
/s/ Timothy M. Ring Timothy M. Ring	Director
/s/ Gail R. Wilensky Gail R. Wilensky, Ph.D.	Director